Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation of our reports, dated March 18, 2009, with respect to the financial statements of Crazy Moose Casino, Inc., Crazy Moose Casino II, Inc. and Coyote Bob’s, Inc., as of December 31, 2008 and 2007, included in this Current Report on Form 8-K/A of Nevada Gold & Casinos, Inc. dated July 24, 2009.

/s/ FULLAWAY LAMPHEAR & SAUVE PLLC
Fife, Washington
July 24, 2009